Exhibit 99.1

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CONTACT:                          -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                          The Equity Group Inc.
Robert K. Lifton                                 Adam Prior       (212) 836-9606
Chairman & CEO
(212) 935-8484

MEDIS TECHNOLOGIES TO SHOW THE 24/7 FUEL CELL POWER PACK AND PROGRAM FOR 20 WATT
                SYSTEM FOR LAPTOPS AT THE INTEL DEVELOPERS FORUM

New York, NY - August 20, 2007 - Medis Technologies Ltd (NASDAQ: MDTL), today announced that it will demonstrate the 24/7 Fuel Cell Power Pack for handheld devices and present the development program for a new 20 Watt Fuel Cell Product with a new fuel compound based on Medis' patented fuel, at the Intel Developers Forum on Sept 18th, 19th, and 20th in San Francisco CA. The 24/7 power pack powers a variety of mobile handhelds for up to 20-30 hours and the 20 Watt solution is being designed to supply enough power to meet the requirements of all day mobile computing. Medis also plans to unveil a demonstration unit of their next generation 24/7 Fuel Cell Power Pack product that will exhibit a significantly smaller form factor as well as a refueling cartridge for longer runtimes.

"Innovation' in the power sources industry is essential to realize the vision of all day and beyond of untethered mobile computing," said Kamal Shah, Mobility Enabling Initiative Manager, Mobile Platforms Group, Intel Corporation. "Medis has reached a major milestone for the fuel cell industry by commercializing their UL Certified Fuel Cell Charger for handheld devices."

"We are very pleased to be demonstrating our 24/7 Fuel Cell Power Pack and unveiling our new products for mobile devices and laptops at the Intel Developers Forum, said Jacob Weiss, President of Medis Technologies. "Providing mobile users with extended runtimes on their mobile devices is what our 24/7 has to offer users and we continue to make advances in our technology to enable all day computing for higher power products. The Intel Developers Forum is the right forum for us to unveil these advances."

To learn more about the Intel Developers Forum visit: http://www.intel.com/idf/

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release




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or in any periodic report filed by us under the Securities  Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.


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